QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

January 14, 2013
MarkWest Energy Partners, L.P.
1515 Arapahoe Street
Tower 1, Suite 1600
Denver, Colorado 80202

Re:    MarkWest Energy Partners, L.P. Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership""), in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), of the sale from time to time of up to 19,954,389 common units representing limited partner interests of the Partnership (the "Common Units") held by those selling unitholders identified in the Registration Statement on Form S-3 (the "Registration Statement") was filed with the Securities and Exchange Commission on the date hereof.

        We have examined the Registration Statement, the Prospectus, the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by Amendment No.1 to the Third Amended and Restated Agreement of Limited Partnership, dated December 29, 2011 (the "Partnership Agreement"), the Certificate of Limited Partnership of the Partnership (the "Certificate") and such other formation documents and agreements, as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the general partner of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

        Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units will be duly authorized, validly issued, fully paid and non-assessable once delivered.

        The opinion expressed herein is limited exclusively to the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement of the Partnership, dated on or about the date hereof, and to the reference to our firm under the heading "Validity of the Common Units" in the Prospectus. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ VINSON & ELKINS L.L.P. Vinson & Elkins LLP

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

QuickLinks

  Exhibit 5.1